Exhibt 4.8

FIRST AMENDMENT AND ADDITIONAL WAIVER TO
AMENDED AND RESTATED CREDIT AGREEMENT

        This First Amendment and Additional Waiver to Amended and Restated Credit Agreement, dated as of July 8, 2003 (this “Amendment”), is among ROHN Industries, Inc., a Delaware corporation (the “Parent”), each of the Parent’s domestic Subsidiaries, as borrowers (together with the Parent, collectively, the “Borrowers”), the Parent and each of the Parent’s domestic Subsidiaries, as guarantors (the “Guarantors” and each a “Guarantor”, and together with the Borrowers, collectively the “Credit Parties” and each a “Credit Party”), the financial institutions that are or may from time to time become parties hereto, as lenders (together with their respective successors and assigns, the “Lenders” and each a “Lender”), LaSalle Bank National Association, a national banking association, as administrative agent for the Lenders (in its individual capacity, “LaSalle”, in its capacity as administrative agent for the Lenders, the “Administrative Agent”), and National City Bank, a national banking association, as syndication agent for the Lenders (in its individual capacity, “NCB”, in its capacity as syndication agent for the Lenders, the “Syndication Agent” and together with the Administrative Agent, the “Agents”). Capitalized terms used in this Amendment and not otherwise defined have the meanings assigned to such terms in the Credit Agreement.

PRELIMINARY STATEMENTS:

        1.        The Credit Parties, the Lenders and the Agents are parties to the Amended and Restated Credit Agreement, dated as of December 31, 2002 (as such agreement may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), under which the Lenders provided the Borrowers with, among other things, a $31,750,000 credit facility.

        2.        The Lenders have extended credit to the Borrowers under the Credit Agreement as evidenced by, among other things, the Notes evidencing the Revolving Loan dated as of December 31, 2002 and made by the Borrowers in favor of the Lenders in the aggregate principal amount of $12,750,000 (the “Revolving Loan Notes”) and the Notes evidencing the Term Loan dated as of December 31, 2002 and made by the Borrowers in favor of the Lenders in the aggregate principal amount of $19,000,000 (the “Term Loan Notes”, and together with the Revolving Loan Notes, the “Notes”).

        3.        An Event of Default arose under Section 12.1(D) of the Credit Agreement as a result of the Credit Parties’ failure to comply with Section 10.6(A)(i) and Section 10.8 of the Credit Agreement, which Events of Default remain continuing (the “Existing Defaults”).

        4.        The Credit Parties have requested that the Lenders waive the Existing Defaults, and the Lenders have agreed to such request subject to the terms and conditions of this Amendment.

        5.        The Credit Parties have further requested the Lenders to amend the Credit Agreement to, among other things, modify a certain financial covenant, all on the terms, and subject to the conditions, of this Amendment.

AGREEMENT:

        In consideration of the mutual agreements contained in this Amendment, and other good and valuable consideration the receipt and sufficiency of which are acknowledged, the parties to this Amendment agree as follows:

         SECTION 1.    AMENDMENT TO CREDIT AGREEMENT.

        1.1         On the date this Amendment becomes effective, after satisfaction by the Credit Parties of each of the conditions set forth in Section 6 (the “Effective Date”), Section 1.1 of the Credit Agreement is amended by deleting the definition of “Revolving Commitment Amount” in its entirety and replacing it as follows:

“Revolving Commitment Amount” means $10,658,000, as such amount may be reduced from time to time pursuant to Section 6.1.

        1.2         On the Effective Date, Section 10.6(A) of the Credit Agreement is amended by deleting subsection (A) in its entirety from Section 10.6 and replacing it as follows:

    (A)        EBITDA. Not permit cumulative EBITDA of the Parent and its Subsidiaries from January 1, 2003, determined on a consolidated basis, to be less than: (i) $400,000 as of the end of the four consecutive months ending April 30, 2003; (ii) ($200,000) as of the end of the five consecutive months ending May 31, 2003; (iii) ($400,000) as of the end of the six consecutive months ending June 30, 2003; (iv) $1,250,000 as of the end of the seven consecutive months ending July 31, 2003; (v) $1,350,000 as of the end of the eight consecutive months ending August 31, 2003; (vi) $1,600,000 as of the end of the nine consecutive months ending September 30, 2003; (vii) $2,000,000 as of the end of the ten consecutive months ending October 31, 2003; (viii) $2,300,000 as of the end of the eleven consecutive months ending November 30, 2003; and (ix) $2,300,000 as of the end of the twelve consecutive months ending December 31, 2003.

         SECTION 2.    WAIVER.

        2.1         Waiver. On the Effective Date, the Lenders waive the provisions of Section 12.1(D) of the Credit Agreement due to the Credit Parties’ noncompliance with the (i) financial covenant set forth in Section 10.6(A)(i) therein and (ii) no lien covenant (relating to the lien filed by Flat Rock Erecting, Inc., dated June 17, 2003 in the amount of $187,163).

        2.2         Other. Other than as set forth in Section 2.1 of this Amendment, nothing in this Amendment shall in any way be deemed (a) a waiver of any Event of Default or (b) an agreement to forbear from exercising any remedies with respect to any Event of Default.

         SECTION 3.    ACKNOWLEDGMENTS OF THE BORROWERS.

        3.1         Outstanding Balance. As of the date of this Amendment, the Credit Parties acknowledge and agree that the Borrowers owe the Lenders an aggregate principal amount of $6,760,361.15 under the Credit Agreement and the other Loan Documents, plus accrued and unpaid interest, fees and other expenses (if any). The Borrowers have made all payments under the Credit Agreement and the other Loan Documents required to be made as of the date hereof.

        3.2         Revolving Commitment Amount. The Credit Parties hereby acknowledge and agree that the Revolving Commitment Amount has been reduced to $10,658,000 pursuant to Section 6.1 of the Credit Agreement due to the Mandatory Prepayment Event described in Section 6.2(B)(i)(e) thereof.

        3.3         Security Interest. The Credit Parties hereby acknowledge and agree that the security interests granted to the Administrative Agent, for the benefit of the Lenders, in the Credit Parties’ Collateral, including, without limitation, all tax refunds and tax refund claims of the Credit Parties, shall remain in full force and effect and constitute validly existing, perfected, first-priority security interests.

         SECTION 4.    FURTHER ASSURANCES OF THE BORROWERS.

        The Credit Parties agree that at any time and from time to time, at the cost and expense of the Credit Parties, the Credit Parties will (a) execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary to complete the transactions contemplated by this Amendment and (b) cooperate fully with the Agents’ or any Lender’s personnel and representatives with respect to any reasonable request for information by such personnel and representatives.

         SECTION 5.    REPRESENTATIONS AND WARRANTIES.

        To induce the Lenders to enter into this Amendment, the Credit Parties represent and warrant to the Lenders that:

        5.1         Due Authorization; No Conflict; No Lien; Enforceable Obligation. The execution, delivery and performance by each Credit Party of this Amendment are within its corporate powers, have been duly authorized by all necessary corporate action, have received all necessary governmental, regulatory or other approvals (if any is required), do not and will not contravene or conflict with any provision of (a) any law, (b) any judgment, decree or order or (c) its articles or certificate of incorporation, bylaws or trust documents and do not and will not contravene or conflict with, or cause any lien to arise under, any provision of any agreement or instrument binding upon any Credit Party or upon any of its property. This Amendment, the Credit Agreement, as heretofore amended and as amended by this Amendment, and the Notes, as amended by this Amendment, are the legal, valid and binding obligations of each Credit Party, enforceable against it in accordance with its terms.

        5.2         Representations and Warranties; Default. As of the Effective Date, except for those representations or warranties specifically made as of another date or relating to the Existing Defaults or specifically relating to Section 9.5 of the Credit Agreement, the representations and warranties of the Credit Parties contained in the Credit Agreement are true and correct. As of the Effective Date, except for the Existing Defaults and except for any Default or Event of Default that may have occurred under Section 12.1(J) of the Credit Agreement, no Default or Event of Default has occurred and is continuing.

         SECTION 6.    CONDITIONS PRECEDENT.

        Notwithstanding any other provision contained in this Amendment, the effectiveness of this Amendment and the obligation of the Lenders to waive certain provisions of the Credit Agreement as contemplated by this Amendment are subject to the following:

        6.1         Documents and Costs. The Administrative Agent has received all of the following, each duly executed and dated, or received, by such date as is satisfactory to the Agents and, if applicable, in form and substance satisfactory to the Agents:

(A)	First Amendment and Additional Waiver to Amended and Restated Credit Agreement. This Amendment;

(B)	Consents. Certified copies of all documents evidencing any necessary corporate consents and governmental approvals, if any, with respect to this Amendment;

(C)	Costs and Expenses. All reasonable out-of-pocket costs and expenses to the Agents, including the reasonable fees and out-of-pocket charges of counsel for the Agents; and

(D)	Other. Such other documents, including without limitation all necessary ancillary documentation for financing transactions, as the Administrative Agent may reasonably request.

        6.2         Representations and Warranties. The representations and warranties of the Credit Parties set forth in this Amendment are true and correct.

         SECTION 7.    MISCELLANEOUS.

        7.1         Captions. The recitals to this Amendment (except for definitions) and the section captions used in this Amendment are for convenience only and do not affect the construction of this Amendment.

        7.2         Governing Law; Severability. THIS AMENDMENT IS A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS. Wherever possible, each provision of this Amendment will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment is prohibited by or invalid under such law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

        7.3         Counterparts. This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts and each such counterpart will be deemed to be an original, but all such counterparts together constitute but one and the same Amendment.

        7.4         Successors and Assigns. This Amendment is binding upon the Credit Parties, the Lenders and their respective successors and assigns, and inures to the sole benefit of the Credit Parties, the Lenders and their successors and assigns. The Credit Parties have no right to assign their rights or delegate their duties under this Amendment.

        7.5         Continued Effectiveness. Notwithstanding anything contained in this Amendment, the terms of this Amendment are not intended to and do not serve to effect a novation as to the Credit Agreement, the Notes or any other Loan Document. The parties to this Amendment expressly do not intend to extinguish the Credit Agreement, the Notes or any other Loan Document. Instead, the parties to this Amendment expressly intend to reaffirm the indebtedness created under the Credit Agreement, the Notes or any other Loan Document. The Credit Agreement, the Notes or any other Loan Document remain in full force and effect and the terms and provisions of the Credit Agreement, the Notes or the other Loan Documents are ratified and confirmed.

        7.6         Indemnification. The Lenders shall indemnify upon demand the Administrative Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of the Borrowers and without limiting the obligation of the Borrowers to do so), pro rata, from and against any and all actions, causes of actions, suits, losses, liabilities, damages and related expenses, including reasonable attorneys’ fees and charges and allocated costs of staff counsel, of any liability of the Administrative Agent to any independent auditor related to any tax-related services provided by such independent auditor on behalf of the Administrative Agent and the Lenders; provided that, no Lender shall be liable for any payment to the Administrative Agent of any portion of the Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Agents upon demand for their ratable share of any costs or out-of-pocket expenses (including reasonable fees of attorneys for the Administrative Agent (including the allocable costs of internal legal services and all disbursements of internal counsel)) incurred by the Administrative Agent in connection with the preparation, execution, delivery, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, the Credit Agreement, any other Loan Document or any document contemplated by or referred to therein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrowers. The undertaking in this Section 7.6 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under, or any modification, release or discharge of, any or all of the Collateral Documents, any termination of the Credit Agreement and the resignation or replacement of the Administrative Agent.

        7.7         Revival of Obligations. If all or any part of any payment under or on account of the Credit Agreement, the Notes, the other Loan Documents, this Amendment or any agreement, instrument or other document executed or delivered by the Credit Parties in connection with this Amendment is invalidated, set aside, declared or found to be void or voidable or required to be repaid to the issuer or to any trustee, custodian, receiver, conservator, master, liquidator or any other person pursuant to any bankruptcy law or pursuant to any common law or equitable cause then, to the extent of such invalidation, set aside, voidness, voidability or required repayment, such payment would be deemed to not have been paid, and the obligations of the Credit Parties in respect thereof shall be immediately and automatically revived without the necessity of any action by the Lenders.

        7.8         References. From and after the Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference in the Credit Agreement, the Notes or any other Loan Document to the Credit Agreement, the Notes or to any term, condition or provision contained “thereunder”, “thereof”, “therein”, or words of like import, mean and are a reference to the Credit Agreement or the Notes (or such term, condition or provision, as applicable) as amended, supplemented, restated or otherwise modified by this Amendment.

        7.9         Costs, Expenses and Taxes. The Credit Parties affirm and acknowledge that Section 15.5 of the Credit Agreement applies to this Amendment and the transactions and agreements and documents contemplated under this Amendment.

        7.10         Waiver of Jury Trial. Each of the Credit Parties, the Agents and the each Lender waives any right to a trial by jury in any action or proceeding to enforce or defend any rights under this Agreement, and agrees that any such action or proceeding shall be tried before a court and not before a jury.

        7.11         WAIVER OF CLAIMS. THE CREDIT PARTIES, IN EVERY CAPACITY, INCLUDING, BUT NOT LIMITED TO, AS SHAREHOLDERS, PARTNERS, OFFICERS, DIRECTORS, INVESTORS AND/OR CREDITORS OF ANY CREDIT PARTY, OR ANY ONE OR MORE OF THEM, HEREBY WAIVE, DISCHARGE AND FOREVER RELEASE EACH AGENT AND EACH LENDER AND THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS, ATTORNEYS, STOCKHOLDERS AND SUCCESSORS AND ASSIGNS FROM AND OF ANY AND ALL KNOWN CLAIMS, CAUSES OF ACTION, DEFENSES, COUNTERCLAIMS OR OFFSETS AND/OR ALLEGATIONS THE CREDIT PARTIES MAY HAVE OR MAY HAVE MADE OR THAT ARE BASED ON FACTS OR CIRCUMSTANCES OF WHICH ANY CREDIT PARTY HAS KNOWLEDGE ARISING AT ANY TIME UP THROUGH AND INCLUDING THE DATE OF THIS AGREEMENT AGAINST ANY OR ALL OF ANY AGENT, ANY LENDER, OR ANY OF THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS, ATTORNEYS, STOCKHOLDERS AND SUCCESSORS AND ASSIGNS.

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        Delivered at Chicago, Illinois, as of the date and year first above written.

CREDIT PARTIES:

ROHN INDUSTRIES, INC.
ROHN INSTALLATION SERVICES, INC.
ROHN ENCLOSURES, INC.
ROHN, INC.
ROHN PRODUCTS, INC.
ROHN CONSTRUCTION, INC.
FOLDING CARRIER CORP.
ROHN FOREIGN HOLDINGS, INC.
UNR REALTY, INC.

By:
Name:
Title:
(for each of the foregoing entities)

ADMINISTRATIVE AGENT:

LASALLE BANK NATIONAL ASSOCIATION

By:
Name:
Title:

SYNDICATION AGENT:

NATIONAL CITY BANK

By:
Name:
Title:

LENDERS: LASALLE BANK NATIONAL ASSOCIATION By: Name: Title: NATIONAL CITY BANK By: Name: Title: U.S. BANK By: Name: Title: COMERICA BANK By: Name: Title: ASSOCIATED BANK, N.A. By: Name: Title: